Exhibit 10.24

EQUIPMENT SUPPLY AGREEMENT

THIS EQUIPMENT SUPPLY AGREEMENT (this “Agreement”), dated as of the date last written below (the “Effective Date”), is made by and between AeroFlexx LLC, a Delaware limited liability company (“Company”) and B&B Packaging Technologies, a Wisconsin limited partnership (“Supplier”). Both Company and Supplier may hereinafter be referred to individually as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, Company is in the business of developing, selling and distributing proprietary product packaging (i.e., pouches) (“Company Packaging”) for liquid products sold by e-commerce and brick-and-mortar brands and businesses, under a sole license from The Procter & Gamble Company (“P&G”) to utilize P&G’s related proprietary consumer packaged goods technology which constitutes P&G’s Intellectual Property Rights under applicable Law (“P&G Technology”);

WHEREAS, Supplier is in the business of designing, manufacturing, installing, and maintaining machinery for the manufacture of packaging products from its know-how, technology, processes and related Intellectual Property Rights (“Supplier Technology”);

WHEREAS, Company desires to retain Supplier, and Supplier desires to be retained by Company, for purposes of designing, manufacturing, installing, testing and servicing (the “Services”) two custom manufacturing lines for producing Company Packaging, which Company Packaging incorporates, uses or results from Company Technology and/or P&G Technology (the “Equipment”) for the production of Company Packaging (the “Project”); and

WHEREAS, the Parties hereby wish to memorialize their respective rights and obligations in connection with the Project, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings as set forth in this Section 1 and, where the context requires, use of the singular form of such term shall include a reference to its plural form, and vice versa.

(a)	“Affiliate” means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Background Intellectual Property” means a Party’s pre-existing know-how, technology and processes including improvements thereto resulting herefrom and, specifically, in the case of Company, its Company Technology, in the case of P&G, its P&G Technology, and in the case of Supplier, its Supplier Technology.

(c)	“Change of Control” means with respect to a Party, a change of the Person that has control, directly or indirectly, of that Party. For purposes of this definition, “control” has the meaning given to it in the definition of the term Affiliate.

(d)	“Claim” means any claim, suit, action or proceeding by any Person.

(e)	“Commercially Reasonable Efforts” means the carrying out of a Party’s obligations under this Agreement with the exercise of prudent scientific and business judgment, and a level of effort and resources consistent with the judgment, efforts, and resources that the Party who bears the performance obligation or a comparable third party in the same industry relevant to the subject matter of this Agreement would employ for products and services of similar strategic importance and commercial value that result from its own research efforts.

(f)	“Company Technology” means proprietary technology and processes, and the corresponding Intellectual Property Rights under applicable Law, of Company, which otherwise do not constitute P&G Technology.

(g)	"Confidential Information" means any information that is treated as confidential by either Party, including trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing, and marketing, in each case to the extent it is: (a) if in tangible form, marked as confidential; or (b) identified at the time of disclosure as confidential and confirmed in writing as such within ten (10) days after disclosure. Without limiting the foregoing, Confidential Information of Supplier includes the terms and existence of this Agreement. Confidential Information of a Party does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any of the Disclosing Party's Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party or any of its Representatives; or (z) was received by the Receiving Party from a Person who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information. Confidential Information also includes information related P&G Technology that is disclosed to Supplier by Company. The Parties expressly acknowledge and agree that, solely in respect of Section 6, P&G shall be a third-party beneficiary of this Agreement.

(h)	“Design Package” means the customized plan for the design, manufacture and installation of the Equipment based on Company requirements. The Design Package will contain the following items:

i.	3D CAD Model of the Equipment (supplied by Supplier)
ii.	Needed Tooling for the process (supplied by Company)
iii.	Description of the process of the equipment to produce the product (Supplied by Supplier)

(i)	“Company Equipment Rights” means all Intellectual Property Rights in and to the Equipment which specifically derive from, are based on, utilize or incorporate elements of the Design Package.

(j)	“Intellectual Property Rights” means Patents, Marks, copyrights, trade secrets and similar intangible property, and all rights, title and interests in and to the foregoing, under applicable Law.

(k)	"Law" means any statute, Law, ordinance, regulation, rule, code, order, constitution, treaty, common Law, judgment, award, decree, other requirement or rule of Law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

(l)	"Loss" means all losses, damages, liabilities, deficiencies, Claims, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

(m)	“Marks” means trademarks, service marks, trade dress, trade names, logos and slogans, whether registered or unregistered.

(n)	“Patent” means patent(s) or patent application(s) (including, but not limited to, all divisionals, continuations, continuations-in-part, reissues, renewals, and extensions thereof, and any counterparts claiming priority therefrom) that are filed, issued or granted, anywhere in the world. For the avoidance of doubt, Patent(s) includes utility models, but excludes design Patents, registered designs, copyright and like protections.

(o)	"Person" means a natural person, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(p)	“Representatives” means a Party's and its Affiliates' employees, officers, directors, consultants, agents, representatives and legal advisors.

2.	Project Development Obligations.

2.1	Supplier Services. Supplier shall provide Company the Services as set forth in this Agreement in exchange for the agreed fee schedule set forth in the table of schedules, project activities and milestones attached hereto in Exhibit A (the “Project Plan”).

2.1.1

Supplier shall use Commercially Reasonable Efforts to meet the project deadlines and achieve the milestones set forth in the Project Plan.

2.1.2

With Company’s cooperation as set forth below, Supplier shall prepare and deliver to Company, in accordance with the Project Plan, the Design Package.

2.1.3

The Services shall be subject to and performed in accordance with Supplier’s 03 June 2022 proposal and the modified Orgalime SI 14 with the amendments of B&B Packaging Technologies, L.P terms and conditions as set forth in Exhibit B hereto (the “Supply Terms”). The Parties intend for the express terms and conditions contained in this Agreement (including the Supply Terms and all other Schedules and Exhibits hereto) to exclusively govern and control each of the Parties' respective rights and obligations regarding the Services and the manufacture, purchase and sale of the Equipment, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in the Supply Terms conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary or different terms will have no force or effect. Except for such contrary terms, the terms and conditions of the Supply Terms are incorporated by reference into this Agreement for all applicable purposes hereunder. Without limitation of anything contained in this Section 2.1, any additional, contrary or different terms contained in any of Supplier's invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by Company and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

2.1.4

Supplier guarantees that the Equipment and the modules used in the Equipment are free of any 3rd party intellectual property or that there are no intellectual property barriers to use the Equipment in the United States and any other country or countries that will be defined by both Parties.

2.2	Duties and Cooperation. Company hereby agrees to cooperate with Supplier as reasonably necessary for the development, installation and testing of the Equipment as set forth in this Agreement. The Parties shall use Commercially Reasonable Efforts to perform their duties as set forth in this Agreement so that each milestone set forth in the Project Plan may be reached as may be reasonable under the given circumstances. The duties of the Parties shall, in addition to other duties otherwise set forth in this Agreement, include without limitation, the duties set forth below in this Section 2.2:

2.2.1

Subject to Section 3, each Party shall share and provide reasonable access to all of the Background Intellectual Property and other information and materials it is authorized to share with the other Party, as may be necessary or useful for the Parties to exercise their rights and fulfill their duties and obligations under this Agreement, subject to obligations of confidentiality under this Agreement or otherwise.

2.2.2

Supplier shall not at any time, and shall not enable any third party at any time to develop, manufacture or otherwise commercialize the Equipment, or any products which may be competitive with the Equipment, or which are derived from, incorporate or otherwise use the Company Confidential Information, Company Technology or P&G Technology, for any party other than Company. The Parties agree that the “air filled pouch with spout” project the Supplier is working on for another customer as of the Effective Date shall be deemed not to be competitive with the Equipment solely for purposes of this Section 2.2.2.

3.	Intellectual Property Rights.

3.1	Company Equipment Rights. Supplier agrees that the Services are provided on a work-for-hire basis, and that all right, title and interest in and to the Company Equipment Rights, as described in the Design Package, and all underlying Intellectual Property Rights thereto shall be owned by Company. Supplier hereby assigns to Company all rights, title and interest in and to the Company Equipment Rights, as described in the Design Package, and agrees to reasonably cooperate with Company to register all such rights in the name of Company. To the extent the Equipment incorporates elements of any Supplier Background Intellectual Property, or Supplier Technology, Supplier hereby grants to Company a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully paid-up, transferable and sublicensable license under any Intellectual Property Rights in such Supplier Background Intellectual and Supplier Technology to use and fully exploit the Supplier Background Intellectual Property and Supplier Technology, but solely for use in connection with the manufacture and sale of Company Packaging, and not separately.

3.2	Design Package. Supplier agrees that the Design Package shall be provided on a work-for-hire basis, and that all right, title and interest in and to the Design Package and all underlying Intellectual Property Rights thereto shall be owned by Company. Supplier hereby assigns to Company all rights, title and interest in and to the Design Package and the underlying Intellectual Property Rights thereto and agrees to reasonably cooperate with Company to register all such rights in the name of Company.

3.3	No License to P&G Technology. Nothing in this Agreement shall be construed as granting Supplier any rights to any of the P&G Technology.

3.4	License of Supplier Technology. Supplier hereby a grants to Company a non-exclusive, fully transferable, sublicensable, royalty-free license in perpetuity to use, perform, display, copy, and make translations of Supplier Technology, and any improvements thereto (except for Company Equipment Rights), as may be necessary or desirable by Company for the manufacture, testing, use, sale and other exploitation of the Equipment or the Design Package.

3.5	Company Technology. Company shall maintain exclusive ownership of the Company Technology, and any improvements thereto that arise out of the Project.

3.6	Supplier Technology. Supplier shall maintain exclusive ownership of the Supplier Technology, and any improvements thereto that arise out of the Project, except for Customer Equipment Rights.

3.7	General. Other than as expressly set forth in this Agreement, nothing shall be construed so as to provide any Party or its Affiliates with any other right, title, or interest in or to any Background Intellectual Property or any of the Intellectual Property Rights developed by the Parties in accordance with this Agreement, the ownership and license rights of which are governed by the above provisions of this Section 3.

4.	Evaluation; Purchase Order; Specifications; Payment.

4.1	Design Package Approval. Supplier will deliver the Design Package to Company on or before August 19th, 2022. Following delivery of the Design Package, Company shall have fifteen (15) days to approve the same or to request modifications, which the Parties will negotiate in good faith. Upon final approval, the Design Package will be attached to this Agreement by amendment hereto pursuant to Section 12.5 hereof.

4.2	Specifications. Following approval of the Design Package, Company shall issue a firm purchase order for the Equipment, which shall be subject to the Supply Terms and shall conform to the specifications set forth in Exhibit C (the “Specifications”).

4.3	Payment. Company shall pay Supplier as follows:

30% with receipt of order confirmation

40% after acceptance at B&B, before delivery

20% after installation, latest two months after delivery

10% after final acceptance

5.	Term and Termination.

5.1	Term. This Agreement shall commence on the Effective Date and shall remain in effect through the date which is two years thereafter, unless terminated earlier or extended in accordance with this Agreement (the “Term”).

5.2	Termination

5.2.1

Failure to Deliver or Approve Design Package. Company may terminate this Agreement if Supplier fails to deliver the Design Package as provided in Section 4.1, unless such delay is caused by Company, or if the Parties fail, on or before March 1, 2023, to agree on any requested modifications to the Design Package, regardless of the reason for such failure.

5.2.2

Force Majeure. Either Party may terminate this Agreement due to a Force Majeure Event in accordance with Section 12.3.

5.2.3

Material Breach. If a Party (the “Breaching Party”) is in breach of any material obligation under this Agreement, the other Party may provide the Breaching Party with written notice thereof upon its discovery of such breach. If the Breaching Party fails to remedy such breach within sixty (60) days of the date of such notice, the other Party shall have the right to terminate this Agreement with immediate effect.

5.2.4

Insolvency. If either Party shall have a receiver or insolvency administrator appointed for the whole or any part of its assets or if an order is made or a resolution passed for winding up its business and operations (the “Insolvent Party”) (unless such order is part of a business reorganization of the Insolvent Party) then the other Party may terminate this Agreement and the rights and licenses granted hereunder with immediate effect and without being required to give any or further notice in advance of such termination. Such termination shall be without prejudice to the remedy of the other Party to sue for and recover any payments then due and to pursue any remedy in respect of any previous breach of any of the covenants or undertakings herein contained. Furthermore, the rights and licenses granted to the other Party and its Affiliates hereunder shall be unaffected by such termination.

5.2.5

No Effect on Accrued Rights. The Parties agree that expiration or any termination of this Agreement shall be without prejudice to the right of a Party to pursue any remedy in respect of accrued rights and/or obligations under this Agreement.

5.2.6

Effect of Termination. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties other than as set forth in Section 5.3 shall terminate. On any expiration or termination this Agreement, the Receiving Party shall: (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the Disclosing Party’s Confidential Information; (b) permanently erase the Disclosing Party’s Confidential Information from its computer systems and storage; and (c) certify in writing to the Disclosing Party that it has complied with the requirements of this Section 5.2.7. Upon the early termination of this Agreement for any reason, Supplier shall deliver Company any and all then existing components, equipment and materials for the Equipment and Design Package in exchange for a reasonable design fee. All Intellectual Property Rights in such components, equipment and materials shall be owned by Company and Supplier shall and hereby does assign any right, title or interest therein to Company. In case of any termination other than one in which Company is the Breaching Party, Supplier shall refund to Company all sums theretofore paid, net of a reasonable design fee if applicable.

5.3	Survival. The rights and obligations of the Parties set forth in Section 1 (Definitions), Section 3 (Intellectual Property), Section 5.2.6 (Effect of Termination), Section 5.3 (Survival), Section 6 (Confidentiality), Section 7 (Representations and Warranties), Section 8 (Indemnification), Section 9 (Notices), Section 10 (Assignment), Section 11 (Governing Law; Dispute Resolution) and Section 12 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

5.4	Delivery Time. Due to the critical supply of raw materials or semiconductor components the delivery date can change. This shall have no impact on the liquidated damages or contract termination.

6.	Confidentiality.

6.1	Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party agrees, during the Term and for five (5) years thereafter: (a) not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and (b) to maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 6.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent; provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who (i) have a “need to know” for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement, (ii) have been apprised of this restriction; and (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 6, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, this Section 6. The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own Confidential Information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby. Without limiting the foregoing, the Parties agree that the Design Package, Company Technology, the P&G Technology and Company Equipment Rights all constitute Company Confidential Information.

6.2	Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall: (a) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 6; and (b) disclose only the portion of Confidential Information that it is legally required to furnish. If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

7.	Representations and Warranties.

7.1	Mutual. Each Party represents and warrants to the other Party that: (a) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the Laws of its jurisdiction of incorporation, organization, or chartering; (b) it has, and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary company action of the Party; (d) when executed and delivered by such Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms; (e) its performance of any of its obligations under this Agreement does not or to its knowledge will not at any time during the Term (i) conflict with or violate any applicable Law, or (ii) require the consent, approval, or authorization of any governmental or regulatory authority or other Person; and (f) it is the legal and beneficial owner or otherwise has control by ownership, license or otherwise of the entire right, title and interest in and to its Background Intellectual Property.

7.2	By Company. Company represents and warrants to Supplier and its Affiliates that: (a) it is the sole licensee of the entire right, title, and interest in and to the P&G Technology underlying the Company Packaging; and (b) it has not received any written, oral, or other notice of any Claim related to the Company Packaging that could materially affect Supplier’s ability to perform the Services and exercise its rights under this Agreement.

7.3	By Supplier. Supplier represents and warrants to Company and its Affiliates that: (a) it is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Supplier Technology underlying the Equipment; (b) it has, and throughout the Term, will retain the unconditional and irrevocable right, power, and authority to grant the licenses and other rights granted to Company hereunder for purpose of exercising its rights under this Agreement; and (c) it has not received any written, oral, or other notice of any Claim related to the Supplier Technology that could materially affect Supplier’s ability to perform the Services and deliver the Equipment, or that could materially affect Company’s ability to perform its obligations under this Agreement.

7.4	Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SAFETY, NON-TOXICITY, ABSENCE OF ERRORS, ACCURACY, COMPLETENESS OF RESULTS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL, REGULATORY, OR OTHERWISE) OF THE PROJECT OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS.

8.	Indemnification.

8.1	By Company. Company shall indemnify, defend and hold harmless Supplier and its Affiliates, and its and their Representatives, successors and assigns from and against all Losses arising out of or resulting from any Claim asserted by a third party related to, arising out of or resulting from: (a) Company's breach of any representation, warranty, covenant or obligation under this Agreement; (b) the gross negligence, omission or misconduct of Company or its Affiliates, including the death or injury to any natural Person and damage to property arising from the possession, use or operation of Company Packaging in any manner whatsoever; and (c) infringement by the Company Packaging or Company Technology of any Intellectual Property Rights of any Person; provided that Company shall have no such indemnification obligation if any of the foregoing is the result of Supplier’s or its Affiliates’ or its or their Representatives’ negligence or willful misconduct.

8.2	By Supplier. Supplier shall indemnify, defend and hold harmless Company and its Affiliates, and its and their Representatives, successors and assigns from and against all Losses arising out of or resulting from any Claim asserted by a third party related to, arising out of or resulting from: (a) Supplier's breach of any representation, warranty, covenant or obligation under this Agreement; (b) the gross negligence, omission or misconduct of Supplier or its Affiliates, including the death or injury to any natural Person and damage to property arising from the possession, use or operation of the Equipment in any manner whatsoever and (c) infringement by the Equipment of any Intellectual Property Rights of any Person at the completion of this Agreement and subject to a positive IP Freedom to practice for the appropriate country to be defined by the Parties; provided that Supplier shall have no such indemnification obligation if any of the foregoing is the result of Company’s or its Affiliates’ or its or their Representatives’ negligence or willful misconduct.

8.3	Indemnification Procedure. The indemnified Party shall promptly notify the indemnifying Party in writing of any action and cooperate with the indemnified Party at the indemnifying Party's sole cost and expense. The indemnifying Party shall immediately take control of the defense and investigation of the action and shall employ counsel reasonably acceptable to indemnified Party to handle and defend the same, at the indemnifying Party's sole cost and expense. The indemnifying Party shall not settle any action in a manner that adversely affects the rights of any indemnified Party without the indemnified Party's prior written consent, which shall not be unreasonably withheld or delayed. The indemnified Party's failure to perform any obligations under this Section 8.3 shall not relieve the indemnifying Party of its obligation under this Section 8.3 except to the extent that the indemnifying Party can demonstrate that it has been materially prejudiced as a result of the failure. The indemnified Party may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

8.4	Limits on Liability. IN NO EVENT SHALL EITHER PARTY OR EACH OF ITS AFFILIATES AND EACH OF THEIR REPRESENTATIVES BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF DATA, OR LOSS OF USE ARISING OUT OF THIS AGREEMENT, REGARDLESS OF WHETHER THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS ON LIABILITY SHALL NOT APPLY TO EITHER PARTY’S LIABILITY, IF ANY, FOR (A) CONTRIBUTION OR INDEMNITY WITH RESPECT TO LIABILITY TO OTHER PERSONS FOR PERSONAL INJURY, DEATH, OR DAMAGE TO TANGIBLE PROPERTY AS A RESULT OF SUCH PARTY’S NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) SUCH PARTY’S BREACH OF SECTION 6. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY UNDER THIS AGREEMENT EXCEED THE TOTAL OF ALL AMOUNTS PAID BY COMPANY TO SUPPLIER.

9.	Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to be properly given if sent by registered mail or courier to the address set forth below, or the email address below, or to such other address or email address as either Party may hereafter notify from time to time to the other Party:

SUPPLIER: B&B Packaging Technologies, L.P Attn: Derek Gonwa 2120 East Deerfield Avenue Green Bay, WI 54173 USA Email:dgonwa@bub-group.com	COMPANY: AeroFlexx LLC Attn: Cedric D’Souza, CTO 8511 Trade Center Drive, Suite 350 West Chester, Ohio 45011 Email: cdsouza@aeroflexx.com

10.	Assignment.

10.1	By Supplier. Supplier may not, without the prior written consent of Company, assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement (except for its Affiliates), in each case whether voluntarily, involuntarily, by operation of Law, or otherwise; provided, however, that any merger, consolidation, or reorganization involving Supplier (regardless of whether Supplier is a surviving or disappearing entity, and regardless whether Supplier experiences a Change of Control) shall not be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the Company’s prior written consent is required.

10.2	By Company. Company may freely assign its rights and obligations and delegate its duties under this Agreement to any Person, upon written notice to Supplier.

10.3	Effect of Assignment. No delegation or other transfer will relieve a Party of any of its obligations or performance under this Agreement unless expressly agreed in writing by the other Party. Any purported assignment, delegation or transfer in violation of this Section 10 is null and void.

11.	Governing Law; Dispute Resolution.

11.1	Governing Law; Language. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with, the Laws of the State of New York, USA, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of New York, USA; provided, however, with respect to matters of infringement and validity of Patents, the substantive Law of the country or state under which the respective Patent has been granted shall apply in respect thereof. The Parties acknowledge and agree that the American English language version of this Agreement is the original version of this Agreement and shall govern for all purposes, regardless of whether this Agreement in translated into any other language.

11.2	Dispute Resolution.

11.2.1	Mediation. The Parties shall use their respective best efforts to negotiate and resolve in good faith, through mutual agreement and understanding, and promptly, any dispute between any Parties arising out of or related to this Agreement, and the rights and obligations, course of conduct, course of dealing, actions and statements (whether verbal or written) of the Parties in connection with this Agreement (“Dispute”). If negotiation fails to resolve any Dispute upon written notice by a Party to the other Party, the Parties agree first to submit their Dispute to non-binding mediation before a neutral mediator mutually selected by the Parties, prior to any Party initiating any proceedings contemplated under Section 11.1. The Parties shall cooperate in good faith to agree on a mutual time, place and mediator, and shall equally bear the costs and expenses of the mediator and mediation and bear their own attorneys’ fees and costs. Mediation shall take place within thirty (30) days of the date of written notice by a Party to the other Party.

11.2.2	Arbitration. Any Dispute that is not amicably settled by the Parties shall be exclusively and finally resolved through confidential binding arbitration (“Arbitration”) in New York, New York, in the English language. Arbitration shall be administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Dispute Resolution Procedures then in effect at the time of filing of the Arbitration (the “ICDR Rules”) at a mutually agreeable location and, if the Parties cannot agree, then at the offices of the ICDR in New York, New York. The number of arbitrators shall be one (1) mutually selected by the Parties unless the Parties cannot agree, in which case the arbitrator will be selected in accordance with applicable ICDR Rules. The final decision of the arbitrators as to the merits of the Dispute (the “Arbitration Decision”) shall be rendered within ninety (90) days after commencement of Arbitration, or as soon as practically possible thereafter, and shall be kept confidential to the fullest extent permitted under applicable Law. The Arbitration Decision, which shall be in writing and state the reasons upon which the award is based, shall be final and binding on the Parties, who shall forthwith comply therewith after receiving notice thereof, and shall include an award of attorney’s fees and costs to the prevailing Party pursuant to Section 11.2.6. Discovery shall be conducted pursuant to the ICDR Rules, as the case may be, and as agreed by the Parties in writing during Arbitration. Any appeal rights as to the Arbitration Decision shall be governed by the ICDR Rules. Each Party shall bear its own costs and expenses related to the Arbitration, other than as expressly set forth in this Agreement, and the administrative costs of the Arbitration, including the arbitrator fees, shall be borne equally by the Parties.

11.2.3	Enforcement; Consent to Jurisdiction; Service of Process. Judgment on the Arbitration Decision issued pursuant to this Section 11.2 may be entered into and by any court of competent jurisdiction, anywhere in the world. Without limiting any of the provisions in this Section 11.2, any action in connection with or related to the validity or enforcement of the Arbitration Decision made pursuant hereto, and any Dispute which by its nature is prohibited under applicable Law from resolution through arbitration, including any equitable relief, shall be exclusively brought in and before the U.S. District Court for the Southern District of New York, or, if such court does not have jurisdiction, then the state courts of the State of New York, USA. Each Party hereby (i) agrees to the exclusive jurisdiction of such courts, (ii) irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such courts, (iii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings in any such court, and further irrevocably waives, to the fullest extent permitted by Law, any claim that any such suit, action or proceedings brought in any such courts has been brought in an inconvenient forum, (iv) agrees that service of process in any such action may be effectuated by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party in accordance with the notice provisions set forth in this Agreement, and (v) agrees that nothing herein shall affect the right to effectuate service of process in any other manner permitted by applicable Law.

11.2.4	Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

11.2.5	Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

11.2.6	Attorneys’ Fees. In the event that any Dispute results in an Arbitration, or in any action, suit, or other legal or administrative proceeding as instituted or commenced by either Party against the other Party arising out of or related to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys' fees and court costs from the non-prevailing Party.

12.	Miscellaneous.

12.1	Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

12.2	Compliance with Laws. Each Party will comply with all applicable Laws related to the exercise of its rights and performance of its obligations under this Agreement.

12.3	Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by: (a) acts of nature; (b) flood, fire, or explosion; (c) war, terrorism, invasion, riot, or other civil unrest; (d) embargoes or blockades in effect on or after the date of this Agreement; (e) national or regional emergency; (f) strikes, labor stoppages or slowdowns, or other industrial disturbances; (g) any passage of Law or governmental order, rule, regulation or direction, or any action taken by a governmental or public authority, including imposing an embargo, export or import restriction, quota, or other restriction or prohibition; or (h) national or regional shortage of adequate power or telecommunications or transportation facilities (each of the foregoing, a "Force Majeure Event"); provided that (i) such event is outside the reasonable control of the affected Party; (ii) the affected Party provides prompt written notice to the other Party, stating the period of time the occurrence is expected to continue; and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event. A Party may terminate this Agreement if a Force Majeure Event affecting the other Party continues substantially uninterrupted for a period of ninety (90) days or more. Unless a Party terminates this Agreement pursuant to the preceding sentence, all dates by which a Party must perform any act or on which the other Party’s obligation is due shall automatically be extended for a period up to the duration of the Force Majeure Event.

12.4	Entire Agreement. This Agreement, together with its preamble, recitals and all exhibits, schedules, appendices, and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter; provided, however, that nothing herein shall supersede or replace any other confidentiality and non-disclosure agreements entered into by the Parties and/or with P&G, and the confidentiality provisions herein shall supplement the foregoing. In the event of any conflict between the terms and provisions of this Agreement and those of any exhibit, schedule, appendix, or other document incorporated herein by reference, the following order of precedence shall govern: (a) first, this Agreement, excluding its exhibits, schedules, appendices or other documents incorporated by reference to this Agreement; and (b) second, the exhibits, schedules, appendices to this Agreement and other documents incorporated by reference to this Agreement, as of the Effective Date; and (c) third, any other documents incorporated herein by reference as of a date later than the Effective Date.

12.5	Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

12.6	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.7	Interpretation. The headings and sub-headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. For purposes of this Agreement, (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Appendices refer to the Sections of and Appendices attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. Any Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. This Agreement is the result of negotiations between the Parties and, accordingly, shall not be construed for or against either Party regardless of which Party drafted this Agreement or any portion thereof.

12.8	Binding Effect. This Agreement shall not be binding upon the Parties until it has been signed by or on behalf of each Party, in which event it shall be effective as of the Effective Date.

12.9	No Third-Party Beneficiaries. Other than as expressly otherwise set forth in this Agreement, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

12.10	Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and perform such acts as may be necessary to give full effect to the terms of this Agreement.

12.11	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of verifiable electronic transmission (e.g., to which a signed .pdf copy is attached, www.docusign.com, etc.) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

[Signature Page to Equipment Supply Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

COMPANY:

AeroFlexx LLC, a Delaware limited liability company

By:
Name: Andrew Meyer Title: CEO Date: _____________________

SUPPLIER:

B&B Packaging Technologies, L.P., a Wisconsin limited partnership

By:
Name: Derek Gonwa Title: Managing Director Date: _____________________

Exhibits:

Exhibit A       Project Plan

Exhibit B       Supply Terms (Orgalime SI 14 Terms and Conditions)

Exhibit C       Specifications

EXHIBIT A

PROJECT PLAN

KEY SUCCESS CRITERIA

PRODUCTION RATE

To be measured with two pak sizes when running MDO/LLDPE film.

Shape 1 (AeroFlexx Classic)	Size 1 (9 oz)	150 paks/min

Shape 1 (AeroFlexx Classic)	Size 2 (16 oz)	150 paks/min

DEFECT LEVEL

All quality criteria is to be met over the machine speed range and during machine ramp up and ramp down. Defects attributable to the system must be less than 0.1% after camera inspection and rejection. Paks in reject stream will not be counted as defects. Critical product defects that impact package quality, integrity or functionality caused by equipment must not occur in normal operation without the machine being able to detect & reject them. Defects in seal integrity cannot be detected by the camera and a certain number of paks will be automatically rejected during machine start/stop to avoid such defects. Such paks will not be counted as defects.

QUALITY - RELEASE CRITERIA

All release criteria listed below along with their tolerances can be found in section 2.2 and/or section 25 of the detailed machine specifications. Any criteria that fall outside the tolerance limits will be classified as defects.

1.  Emboss placement on target and tolerance in MD and CD

2.  Emboss depth on target, no puncturing of film

3.  Vent hole placement on target and tolerance in MD and CD

4.  Vent hole diameter on target (measured in final pack out of converter)

5.  Filler pin hole placement on target and tolerance in MD and CD

6.  Filler pin hole dimensions on target

7.  Seal 1 placement on target and tolerance in MD and CD

8.  Fold lines on target and tolerance in CD

9.  Seal 2 placement on target tolerance in MD and CD

10.  Seal Strength - Air Chamber 14 psi min (seal 1), Product Chamber 10 psi min (seal 2)

11.  Material should rupture before seal breaks during inflation test

12.  Seal 1 / Seal 2 overlap in final pack on target and tolerance in MD and CD

13.  Perimeter seal dimensions on target

14.  Location Hole placement on target tolerance in MD and CD

15.  Location Hole dimensions on target

16.  Scoring line on target and tolerance in MD and CD

17.  Match of score lines on front and back of pack

18.  Scoring line depth on front and rear of pack on target

19.  No sealing of product (liquid) and air entry ports.

CHANGEOVER REQUIREMENTS

The line shall be changed over from one format to another by a trained crew of 2 operators in 30 mins. In addition to this it will take another 30 mins for fine tuning so the line may run at target performance levels.

OPERATING EFFICIENCY & SCRAP

The equipment operating efficiency shall be 85.0 % or better.

Operating Efficiency = Good units / (Unit Rate per minute x 480 minutes)
Example:  900 units / (2 units/minute X 480 minutes) = 93.4%

Scrap rate shall be 15.0% or less at VAT, 10 % or less after 30 days of production with a target of 6% or less for ongoing production with MD/LLDPE film.

Scrap = Scrap units / (Good units + Scrap units):
Example:  9 units scrap / (900 good units+9 units scrap) = 0.9%

The equipment shall average the targets for ongoing efficiency & scrap on or before the 90th day after start of commissioning.

SAFETY

Meets US/Europe industry safety standards

OPERATING AND MAINTENANCE TIME

The equipment must be designed to sustain target speeds for 24-hours per day, 7-days per week, 52 weeks/year operation. The maintenance allowances are tabulated below.

Operating Period	PM Allowance	Vendor Estimate
24 hours	15 minutes
168 hours (1 week)	1 hour
4300 (6 months)	4 hours
1 Year	8 hours
5 Years	20 hours

The PM allowance above is assumed to be cumulative

ie. 15 mins/day + 60 mins/week + …… + 20hrs/5 years

EXHIBIT B

SUPPLY TERMS

AeroFlexx, LLC, Revisions to Orgalime SI 14:

Regarding clause 33 (to be replaced by the following):

“If, after having been notified in accordance with Clause 31, the Purchaser fails to fulfill its obligations under Clause 32 or otherwise prevents the taking-over tests from being carried out, then, after allowing Purchaser written notice and a reasonable opportunity to cure (which shall be not less than five (5) business days), the tests shall be regarded as having been satisfactorily completed at the starting date for taking-over tests stated in the Contractor’s notice.”

~~Regarding clause 43, para. 3 (to be replaced by the following):~~

~~“If only part of the Works is delayed, but some portion of the Works is still operable, the liquidated damages shall be calculated on that part of the Contract Price which is attributable to such part of the Works as cannot in consequence of the delay be used as intended by the parties.”~~

Appendix attached to the ORGALIME GENERAL CONDITIONS SI 14 regarding the amendments of B&B Packaging Technologies L.P.

regarding Clause 2 Definition “Contract Price” to be understood as follows: The payment to be made for the Works. ~~If installation is to be carried out on a time basis and has not been completed, the Contract Price for the purposes of Clauses 21, 43, 44 and 51 shall be the price for the Plant with the addition of 10 per cent or of any other percentage that may have been agreed by the parties.~~

regarding Clause 9 addition:

Material for pre-shipment tests will be supplied free of charge. The shipment of the material needs to be executed DAP Hopsten, Germany.

regarding Clause 43 to be understood as follows: The liquidated damages shall be payable at a rate of 0.5 per cent of the Contract Price for each full week of delay. The liquidated damages shall not exceed 7.5 per cent of the Contract Price.

regarding Clause 44 to be understood as follows: If the Purchaser terminates the Contract, he shall be entitled to compensation for the loss he suffers as a result of the Contractor’s delay, ~~including any consequential and indirect loss~~. The total compensation, including the liquidated damages which are payable under Clause 43, shall not exceed 10 per cent of that part of the Contract Price which is attributable to the part of the Works in respect of which the Contract is terminated.

regarding Clause 46 to be deleted as follows:

~~Payment for installation shall be made against monthly invoices.~~

~~b)~~	~~when installation is included in the lump sum Contract~~

~~Price:~~

~~30 per cent of the Contract Price at the formation of the Contract,~~

~~30 per cent when the Contractor notifies the Purchaser that the Plant or the essential part of it is ready for dispatch from the place of manufacture,~~

~~30 per cent on arrival of the Plant at the Site,~~

~~the remaining part of the Contract Price on taking-over.~~

regarding Clause 69 amendment to be understood as follows:

Where the defect has not been successfully remedied, as stipulated under Clause 68:

a)	the Purchaser shall be entitled to a reduction of the Contract Price in proportion to the reduced value of the Works, provided that under no circumstances shall such reduction exceed 10 per cent of the Contract Price, or, where the defect is so substantial as to significantly deprive the Purchaser of the benefit of the Contract as regards the Works or a substantial part of it,

b)	the Purchaser may terminate the Contract by notice in Writing to the Contractor in respect of such part of the Works as cannot in consequence of the defect be used as intended by the parties. The Purchaser shall then be entitled to compensation for his loss, costs and damages up to a maximum of 10 per cent of that part of the Contract Price which is attributable to the part of the Works in respect of which the Contract is terminated

EXHIBIT C

SPECIFICATIONS